Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
OPERATIONAL UPDATE ON KUMISI #1 AND MANAVI 12
October 18, 2007 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today issued an update on testing operations on the Kumisi #1 well and the planned acid fracturing stimulation of the Manavi 12 well in Georgia.
Testing operations have now been completed at the Kumisi #1 well. Following testing of the Cretaceous interval, further tests were carried out of potential reservoir units in the overlying Middle and Lower Eocene sequences. Three separate tests were conducted with a total of 79 feet (24 metres) of sandstones being perforated and flow tested. These tests produced water with gas flow to surface in flareable quantities, but non commercial volumes. Each interval was flow tested for a number of days over which there was no increase in the amount of gas produced and the testing was subsequently terminated.
The Kumisi #1 well is currently being plugged and abandoned. The well results, particularly for the Cretaceous interval, will be reviewed over the months ahead in order to fully understand the remaining potential of the Kumisi area, it being possible that potential for a large gas prospect still exists within this very large structure given better reservoir quality.
At the M12 well located on the Manavi oil discovery, operations continue in order to prepare the well for the planned acid fracture stimulation treatment and to continue production testing the well. Schlumberger have been contracted to provide pumping equipment, chemicals and services to the Company. An initial mobilisation date was planned for late September, but Schlumberger has now informed the Company that, due to unforeseen circumstances, they will not be ready to commence mobilisation of the equipment before the end of October or early November. It is therefore anticipated that the fracture stimulation will now be done in November after which the well will be flow tested.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel: +1 617 973 6441
Fax: +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206